Exhibit 10.3

KONARED CORPORATION

STOCKHOLDERS AGREEMENT

This Stockholders Agreement (the “Agreement”) is made and entered into as of October 24, 2017 by and among Kyle Redfield, Shaun Roberts and Juan Gonzalo Camet Piccone (the “Large Holders”), KonaRed Corporation, a Nevada corporation (the “Corporation”), and Kona I Holdings LLC, a Delaware limited liability company, and Kona II Holdings LLC, a Delaware limited liability company.

Kona I Holdings LLC and Kona II Holdings LLC are collectively referred to herein in the singular as “VB.” All obligations, duties, representations, warranties and/or rights set forth herein as to VB shall be deemed to be joint and several obligations, duties, representations, warranties and/or rights of Kona I Holdings LLC and Kona II Holdings LLC.  Where (if anywhere) in this Agreement the context so requires, the term VB shall be deemed to refer to Kona I Holdings LLC and to obligations, duties, representations, warranties and/or rights of Kona I Holdings LLC; where (if anywhere) in this Agreement the context so requires, such term shall be deemed to refer to Kona II Holdings LLC and to obligations, duties, representations, warranties and/or rights of Kona II Holdings LLC. (Where the context requires or permits that such term refer to Kona I Holdings LLC and Kona II Holdings LLC collectively and to obligations, duties, representations, warranties and/or rights of Kona I Holdings LLC and Kona II Holdings LLC collectively, such term shall be deemed to so refer.) Each of Kona I Holdings LLC and Kona II Holdings LLC  hereby agree that any notice, action, election, waiver or consent given or done hereunder by Kona I Holdings LLC shall be deemed to have been given or done by Kona I Holdings LLC on behalf of Kona II Holdings LLC as well as on behalf of Kona I Holdings LLC itself, pursuant to authority hereby irrevocably granted; and (in order to ensure perfect uniformity at all times) it is expressly agreed that Kona II Holdings LLC shall not in its own name give or do any notice, action, election, waiver or consent hereunder but instead shall stand aside and let Venice Brands give or do (or not give or not do) on behalf of both.  Any such notice, action, election, waiver or consent given or done hereunder by Kona I Holdings LLC shall be conclusively deemed to be with respect to all Corporation securities and/or interests owned by Kona I Holdings LLC, on the one hand, and Kona II Holdings LLC, on the other hand, unless otherwise expressly so stated by Kona I Holdings LLC in such notice, action, election, waiver or consent (and in any case of such an express statement otherwise, it is agreed and required that Kona I Holdings LLC must state the percentage of its own Corporation securities and/or interests (of a particular class, series or type) as to which such notice, action, election, waiver or consent is given or done hereunder and exactly the same percentage of Kona II Holdings LLC’s Corporation securities and/or interests (of such class, series or type) shall be unavoidably deemed to have given or done such notice, action, election, waiver or consent too).

This Agreement is entered into in connection with the closing contemplated by the Series A Preferred Stock Purchase Agreement dated on or about the date hereof among the Corporation and VB (the “Series A Preferred Stock Purchase Agreement”).  Capitalized terms not otherwise defined in this Agreement shall have the definitions ascribed to them in the Series A Preferred Stock Purchase Agreement or, if not defined in such Series A Preferred Stock Purchase Agreement, then as defined in the Corporation’s Series A Certificate of Designation.  For purposes of this Agreement, the term “Liquidation Transaction” shall include, in addition to the transactions included in the definition of such term in the Corporation’s Series A Certificate of Designation, any transaction in which 100% of the outstanding shares of Corporation capital stock are to be sold directly to an acquiring entity or person.

1.             SALES BY LARGE HOLDERS.

1.1          Right of First Refusal.

(a)           Should any Large Holder (or a Permitted Transferee, as defined below) propose to accept one or more bona fide offers (collectively, a “Purchase Offer”) from any persons to purchase shares of the Corporation’s Common Stock (the “Shares”) from such Large Holder (other than as set forth in Section 1.2 of this Agreement), such Large Holder shall promptly deliver a notice (the “Notice”) to the Corporation and VB stating the terms and conditions of such Purchase Offer including, without limitation, the number of Shares proposed to be sold or transferred, the nature of such sale or transfer, the consideration to be paid, and the name and address of each prospective purchaser or transferee, and offering to sell such Shares instead to VB (for such Purchase Offer consideration, or if the Purchase Offer consideration was not all in the form of cash or notes, for the Purchase Offer consideration to the extent the Purchase Offer consideration was in the form of cash or notes and an equivalent amount of cash to the extent the Purchase Offer consideration was not in the form of cash or notes, all on a per-Share basis) (the “Right of First Refusal”).  Each Large Holder agrees not to consummate any such third-party transfer until the Right of First Refusal process set forth in this Section 1.1 is completed, and then only to the extent that the Right of First Refusal has not been exercised.

(b)           VB shall have the right until 30 days after receipt of the Large Holder’s Notice to submit notice of its irrevocable commitment to exercise such Right of First Refusal; the Right of First Refusal must be exercised, if at all, before the expiration of such 30-day period.

(c)           At a closing under the Right of First Refusal to be held on the tenth business day after the end of such 30-day period, the exercising VB shall deliver the appropriate consideration and the Large Holder shall deliver certificates representing the appropriate shares, free and clear of liens, security interests and adverse claims and duly endorsed for transfer to the exercising VB.

1.2          Permitted Transactions.  The provisions of Section 1 of this Agreement shall not pertain or apply to:

(a)           Any pledge of the Corporation’s Common Stock made by a Large Holder pursuant to a bona fide loan transaction which creates a mere security interest;

(b)           Any repurchase of Common Stock by the Corporation;

(c)           Any bona fide gift to a U.S. tax exempt nonprofit organization;

(d)           Any transfer to a Large Holder’s ancestors, descendants or spouse or to a trust for their benefit; or

(e)           Any sale or transfer by a Large Holder of up to 1% of the total number of shares of Common Stock held by such Large Holder on the date of this Agreement in any twelve-month period.

provided, in each case, that (i) the Large Holder(s) shall inform VB of such pledge, transfer or gift before effecting it, and (ii) the pledgee, transferee or donee (each a “Permitted Transferee”) shall furnish VB with a written agreement to be bound by and comply with all provisions of this Agreement applicable to the Large Holders.

1.3          Prohibited Transfers.  Any attempt by a Large Holder to transfer Shares in violation of Section 1 of this Agreement shall be void and the Corporation agrees it will not effect such a transfer nor will it treat any alleged transferee as the holder of such shares without the written consent of VB.

1.4          Legended Certificates.  Each certificate representing shares of the Common Stock of the Corporation now or hereafter owned by the Large Holders or issued to any Permitted Transferee pursuant to Section 1.2 shall bear the following legend:

“THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN STOCKHOLDERS AGREEMENT BY AND AMONG THE STOCKHOLDER, THE CORPORATION AND CERTAIN HOLDERS OF COMMON AND PREFERRED STOCK OF THE CORPORATION.  SUCH STOCKHOLDERS AGREEMENT ALSO INCLUDES A VOTING AGREEMENT WHICH IS APPLICABLE TO THE SECURITIES REPRESENTED BY THIS CERTIFICATE. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION.”

2.             DRAG-ALONG RIGHT.

2.1          Actions to be Taken.

(a)           In the event that a proposed Liquidation Transaction has been approved by the holders of the majority of the outstanding shares of Common Stock, acting or voting as a separate class, approved by the holders of the majority of the outstanding shares of Series A Preferred Stock, acting or voting as if a separate class, and approved by majority vote of the Corporation’s Board of Directors, the Corporation shall, if requested by VB, provide written notice signed by an officer of the Corporation to each Large Holder, which notice shall include the following (a “Drag-Along Notice”):

(i)            A summary (in reasonable detail) of the material terms of such proposed Liquidation Transaction, including, but not limited to, the following:  (A) the proposed time and place of the closing of the Liquidation Transaction; (B) the substantive terms and conditions of the Liquidation Transaction including (1) the purchase price and terms of payment and (2) the identity, beneficial ownership (if known by the Corporation or VB), address and telephone number of the proposed acquirer; (C) the number and class of capital stock of the Corporation held by the proposed acquirer and its affiliates (if any) and the substantive terms and conditions of any previous transactions under which the proposed acquirer or any of its affiliates purchased capital stock of the Corporation from VB, including the price per share at which such capital stock was purchased; and (D) any written consent of stockholders, stockholder resolutions (if the Liquidation

Transaction is being approved at a stockholders meeting), agreement, instrument or other document the Parties are required to execute together with all exhibits, attachments and schedules thereto; and

(ii)           A certification that such proposed Liquidation Transaction has received all of such approvals.

(b)           Each Large Holder hereby agrees that, if it receives a Drag-Along Notice with respect to such a proposed transaction that complies with the provisions of Section 2.1(a) above, then, subject to Section 2.2 hereof, it shall:

(i)            vote (in person, by proxy or by action by written consent, as applicable), with respect to all Shares or any other Corporation securities that such Large Holder owns or over which such Large Holder otherwise exercises voting power, in favor of such proposed Liquidation Transaction and vote in opposition to any and all other proposals that could delay or impair the ability of the Corporation or its stockholders to consummate such Liquidation Transaction;

(ii)           execute and deliver all related documentation and take such other action in support of such proposed Liquidation Transaction as shall reasonably be requested by the Corporation or VB in order to carry out the terms and provision of this Section 2.1(b), including without limitation executing and delivering instruments of conveyance and transfer, and any purchase agreement, merger agreement, indemnity agreement, escrow agreement, consent, waiver, governmental filing, share certificates duly endorsed for transfer (free and clear of impermissible liens, claims and encumbrances), and any similar or related documents;

(iii)          not deposit, and cause its affiliates not to deposit, except as provided in this Agreement, any securities of the Corporation owned by such Large Holder or affiliate in a voting trust or subject any such securities to any arrangement or agreement with respect to the voting or transfer of such securities (or to not vote or not transfer such securities), unless specifically requested to do so by the acquirer in connection with such proposed Liquidation Transaction; and

(iv)          refrain from exercising any dissenters’ rights or rights of appraisal under applicable law at any time with respect to such Liquidation Transaction.

2.2          Exceptions.  Notwithstanding the forgoing, a Large Holder will not be required to comply with Section 2.1(b) in connection with any proposed Liquidation Transaction (a “Proposed Transaction”) unless:

(a)           any representations and warranties to be made by such Large Holder in connection with the Proposed Transaction are limited to representations and warranties related to authority, ownership of the Shares held by such Large Holder and the ability to convey title to such Shares, including but not limited to representations and warranties that (i) the Large Holder holds all right, title and interest in and to the Corporation’s securities such Large Holder purports to hold, free and clear of all liens and encumbrances, (ii) the obligations of the Large Holder in connection with the transaction have been duly authorized, if applicable, (iii) the documents to be entered into by the Large Holder have been duly executed by the Large Holder and delivered to the acquirer and are enforceable against the Large Holder in accordance with their respective terms and (iv) neither the execution and delivery of documents to be entered into in connection with the transaction, nor the performance of the Large Holder’s obligations thereunder, will cause a breach or violation of the terms of any agreement of the Large Holder or any law or judgment, order or decree of any court or governmental agency specially applicable to the Large Holder;

(b)           the Large Holder shall not be liable for the inaccuracy of any representation or warranty made by any other person in connection with the Proposed Transaction, other than the Corporation;

(c)           the liability for indemnification, if any, of such Large Holder in the Proposed Transaction and for the inaccuracy of any representations and warranties made by the Corporation in connection with such Proposed Transaction, is several and not joint with any other person, and is pro rata in accordance with the portion of the proceeds received by such Large Holder in the Proposed Transaction;

(d)           upon the consummation of the Proposed Transaction, (i) every holder of Series B Preferred Stock will receive the same amount of consideration per share of Series B Preferred Stock, (ii) every holder of Series A Preferred Stock will receive the same amount of consideration per share of Series A Preferred Stock, and (iii) every holder of Common Stock will receive the same amount of consideration per share of Common Stock.

3.             COMMON DIRECTOR.  VB and the Large Holders agree that neither VB nor any of the Large Holders will vote any Corporation stock in favor of the election of any person as the Swing Director (as defined in the Series A Certificate of Designation) except a person who has substantial beverage industry experience and connections, is not affiliated with VB or any of its managers or portfolio companies (provided, that from and after the time that Kona I Holdings LLC and/or its affiliates purchases $2.0 million of additional Series A Preferred Stock from the Corporation during the 2018 calendar year (i.e., in addition to shares of Series A Preferred Stock purchased on the Purchase Date), pursuant to the exercise of “Pre-Wired Warrants #1,” then it would be permissible for the Swing Director to be a person affiliated with VB or any of its managers or portfolio companies so long as such person meets the other qualifications set forth ion this Section 3), and is not affiliated with the Corporation (but for such directorship) or any of its officers or directors or with any of the Large Holders, is (and continues to be) recommended by a majority of the current Directors, is reasonably acceptable to VB and is reasonably acceptable to a majority in interest of the Large Holders.  VB and the Large Holders agree not to vote any of their Corporation stock in favor of the removal of any person elected to the Swing Director seat who possesses all of such characteristics.  In addition, VB and the Large Holders agree to vote all their Corporation stock in favor of the removal of any person elected to the Swing Director seat (e.g., by the votes of Corporation shareholders other than VB and the Large Holders) who lacks any of such characteristics.

4.             VOTING.

4.1          Springing Voting Agreement.  Subject to the conditions stated in Section 4.2 having first occurred, the Large Holders agree to, if so requested by VB, vote (in person, by proxy or by action by written consent, as applicable), with respect to all Shares or any other Corporation securities that such Large Holder owns or over which such Large Holder otherwise exercises voting power, in favor of any Majority Matter (or, if so requested by VB, to vote against and decline to give written consent in favor of any Majority Matter).

4.2          Conditions.  Section 4.1 shall not be in effect unless and until the time that Kona I Holdings LLC and/or its affiliates purchases $2.0 million of additional Series A Preferred Stock from the Corporation during the 2018 calendar year (i.e., in addition to shares of Series A Preferred Stock purchased on the Purchase Date), pursuant to the exercise of “Pre-Wired Warrants #1.”  In addition, in no event shall Section 4.1 apply to require a vote to approve any Proposed Transaction which fails any of the Section 2.2 elements or in favor of the election or removal of a Swing Director contrary to any of the Section 3 elements.

4.3          Definition.  “Majority Matter” means any matter which requires, for approval, the vote of or approval by a majority of all shares of capital stock of the Corporation.

5.             REMEDIES.

5.1          Irrevocable Proxies.

(a)           Each Large Holder hereby constitutes and appoints VB, with full power of substitution, as the proxies of the Large Holder with respect to the matters set forth herein, including without limitation, votes regarding any Proposed Transaction for which a Drag-Along Notice has been sent pursuant to Section 2 of this Agreement and which does not fail any of the Section 2.2 elements, and hereby authorizes each of them to represent and to vote, if and only if the Large Holder attempts to vote (whether by proxy, in person or by written consent), or to fail to vote, in a manner which is inconsistent with the terms of this Agreement, all of such Large Holder’s Corporation shares as was contemplated by this Agreement.  The proxy granted pursuant to the immediately preceding sentence is given in consideration of the agreements and covenants of the Corporation and VB in connection with the transactions contemplated by this Agreement and the Series A Preferred Stock Purchase Agreement and, as such, is coupled with an interest and shall be irrevocable unless and until this Agreement terminates pursuant to Section 6.1 hereof.  Each Large Holder hereby revokes any and all previous proxies with respect to such Large Holder’s Corporation shares and shall not hereafter, unless and until this Agreement terminates pursuant to Section 6.1 hereof, purport to grant any other proxy or power of attorney with respect to any of such Large Holder’s Corporation shares, deposit any of such Large Holder’s Corporation shares into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of its Corporation shares, in each case, with respect to any of the matters set forth herein.

(b)           VB hereby constitutes and appoints the Chief Executive Officer of the Corporation (ex officio), with full power of substitution, as the proxy of VB with respect to the matters set forth in Section 3, and hereby authorizes him to represent and to vote, if and only if VB attempts to vote (whether by proxy, in person or by written consent), or to fail to vote, in a manner which is inconsistent with the terms of this Agreement, all or any of VB’s Corporation shares as was contemplated by this Agreement.  The proxy granted pursuant to the immediately preceding sentence is given in consideration of the agreements and covenants of the Corporation and the Large Holders in connection with the transactions contemplated by this Agreement and the Series A Preferred Stock Purchase Agreement and, as such, is coupled with an interest and shall be irrevocable unless and until this Agreement terminates pursuant to Section 6.1 hereof.  VB hereby revokes any and all previous proxies with respect to its Corporation shares and shall not hereafter, unless and until this Agreement terminates pursuant to Section 6.1 hereof, purport to grant any other proxy or power of attorney with respect to any of its Corporation shares, deposit any of its Corporation shares into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of its Corporation shares, in each case, with respect to any of the matters set forth herein.

5.2          Specific Enforcement.

(a)           Each Large Holder acknowledges and agrees that the Corporation and VB will be irreparably damaged in the event any of the provisions of this Agreement are not performed by the Corporation and each Large Holder in accordance with their specific terms or are otherwise breached.  Accordingly, it is agreed that each of the Corporation and VB shall be entitled to an injunction to prevent breaches of this Agreement and to specific enforcement of this Agreement and its terms and provisions in any action instituted in any court of the United States or any state having subject matter jurisdiction; and that the prevailing party(ies) in such action shall be entitled to recover their reasonable attorneys fees in addition to any and all other legal and/or equitable relief.

(b)           VB acknowledges and agrees that the Corporation and each Large Holder will be irreparably damaged in the event any of the provisions of this Agreement are not performed by VB in accordance with their specific terms or are otherwise breached.  Accordingly, it is agreed that each of the Corporation and each Large Holder shall be entitled to an injunction to prevent breaches of this Agreement and to specific enforcement of this Agreement and its terms and provisions in any action instituted in any court of the United States or any state having subject matter jurisdiction; and that the prevailing party(ies) in such action shall be entitled to recover their reasonable attorneys fees in addition to any and all other legal and/or equitable relief.

5.3          Remedies Cumulative.  All remedies, either under this Agreement or by law or otherwise afforded to the Corporation, VB or any Large Holder, with respect to the matters which are the subject of this Agreement shall be cumulative and not alternative.

6.             TERMINATION.

6.1          Termination Events.  This Agreement shall terminate upon the earliest to occur of any one of the following events (and this Agreement shall not prohibit any transfer by a Large Holder in connection with any such event):

(a)           The liquidation, dissolution or indefinite cessation of the business operations of the Corporation;

(b)           The execution by the Corporation of a general assignment for the benefit of creditors or the appointment of a receiver or trustee to take possession of the property and assets of the Corporation;

(c)           A firm commitment underwritten public offering by the Corporation of shares of its Common Stock pursuant to a registration statement under the Securities Act of 1933, as amended, which results in aggregate cash proceeds to the Corporation of at least $25,000,000 (net of underwriting discounts and commissions); or

(d)           A Liquidation Transaction.

6.2          Removal of Legend.  At any time after the termination of this Agreement in accordance with Section 6.1, any holder of a stock certificate legended pursuant to this Agreement may surrender such certificate to the Corporation for removal of such legend, and the Corporation will duly reissue a new certificate without the legend.

7.             MISCELLANEOUS.

7.1          Successors and Assigns.  Except as otherwise provided herein, this Agreement and the rights and obligations of the parties hereunder shall inure to the benefit of, and be binding upon, the parties’ respective successors, assigns and legal representatives.

7.2          Entire Agreement.  This Agreement and the documents referred to herein constitute the entire agreement among the parties hereto pertaining to the subject matter hereof and thereof, and any and all other prior or contemporaneous commitments, understandings and agreements, written or oral, relating to the subject matter hereof and thereof are expressly superseded.

7.3          Amendments and Waivers.  Any term of this Agreement may be amended or waived only with the written consent of the Corporation, and VB, and holders of a majority of the Large Holders’ shares (or their respective successors and assigns) voting together as a class, and a majority of the persons who are then serving as Series A Preferred Directors.  No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.  Any amendment or waiver effected in accordance with this Section 7.3 shall be binding upon the Corporation and VB and any holder of Large Holders’ Shares, and each of their respective successors and assigns.

7.4          Notices.  Any notice, report, request, approval or consent required or permitted by this Agreement shall be in writing and shall be addressed to the party to be notified at such party’s address or email number as set forth below on the signature page, and (a) if to the Corporation, with a copy to Stradling Yocca Carlson & Rauth, A Professional Corporation, 4365 Executive Drive, Suite 1500, San Diego, CA 92121; attn: Hayden Trubitt, or (b) if to VB, with a copy to Spring Street Business Law, 634 S. Spring Street, Los Angeles, CA 90014; attn: Tony Borrego or, in each case, to the most recent address, specified by written notice, given to the sender pursuant to this Section.

Any such written notice, report, request, approval or consent shall be deemed to have been given on the earliest of (a) actual receipt, or (b) if personally delivered to the party to whom notice is to be given, the date of delivery, or (c) if sent by email, the date of transmission, if sent to such email address before 5:00 p.m. at the location of receipt on a business day, or the first business day after the date of transmission, if sent to such email address at or after 5:00 p.m. at the location of receipt on a business day or on a day that is not a business day, or (d) if sent by overnight courier and addressed as set forth above, the next business day after the date of deposit with such courier (by the courier’s stated time for enabling next-business-day delivery), or if deposited after such stated time shall be deemed to be the second business day after the date of deposit, or (e) if sent in the United States by United States certified mail, return receipt requested, postage prepaid and addressed as set forth above, on the fifth business day after such mailing.

7.5          Severability.  This Agreement is severable. When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law; but if any provision of this Agreement is determined by a final and binding court or arbitration judgment to be invalid, illegal or unenforceable to any extent, such provision shall not be affected or impaired up to the limits of such invalidity, illegality or unenforceability; the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected or impaired in any way; and the parties agree to negotiate in good faith to replace such invalid, illegal and unenforceable provision (or portion of provision) with a valid, legal and enforceable provision that achieves, to the greatest lawful extent under this Agreement, the economic, business and other purposes of such invalid, illegal or unenforceable provision (or portion of provision).

7.6          Further Assurances.  The parties hereby covenant and agree without the necessity of any further consideration, to execute, acknowledge and deliver any and all such other documents and instruments and take any such other action as may be reasonably necessary or appropriate to carry out the intent and purposes of this Agreement.

7.7          Interpretation.  The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no provision of this Agreement shall be interpreted for or against any party because that party or its attorney drafted the provision.

7.8          Governing Law.  This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law.

7.9          Counterparts.  This Agreement may be executed and delivered in two or more electronically transmitted counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Stockholders Agreement as of the date first written above.

KYLE REDFIELD	SHAUN ROBERTS
Address: 1101 Via Callejon, Suite 200, San Clemente, CA 92673	Address: 3680 Omao Road, Koloa, HI 96756

Email: kyle@konared.com	Email: shaun@konared.com

JUAN GONZALO CAMET PICCONE
Address: Castillo de Malpica 108; 28691, Villanueva de la Canada; Madrid, Spain

Email: gonzalo.kred@gmail.com

KONARED CORPORATION

By:
Title: President
Address: 1101 Via Callejon, Suite 200, San Clemente, CA 92673

Email: kyle@konared.com

KONA I HOLDINGS LLC

By:
Title: Manager
Address: 101 California Avenue, Suite 430, Santa Monica, CA 90403

Email: greg@venicebrands.com

KONA II HOLDINGS LLC

By:
Title: Manager
Address: c/o Kona I Holdings LLC, 101 California Avenue, Suite 430, Santa Monica, CA 90403

Email: greg@venicebrands.com